Exhibit 99.1
News Release

Investor Contact: Katie Reinsmidt, EVP & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

Media Contact: Stacey Keating, Vice President, Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

JONATHAN HELLER JOINS CBL PROPERTIES’ BOARD OF DIRECTORS

CHATTANOOGA, Tenn. (October 15, 2021) – CBL Properties (OTCMKTS:CBLAQ) today announced that Jonathan Heller has been appointed to the company’s board of directors.

“We are pleased to welcome Jonathan to CBL’s board of directors,” said Stephen D. Lebovitz, chief executive officer. “As we move towards emerging from bankruptcy on November 1st, we believe Jonathan’s involvement and knowledge-gained through the restructuring negotiations will help provide a smooth transition to our new post-emergence board.  In addition, Jonathan’s extensive investment experience will be of tremendous value to the company and our shareholders going forward.  I am excited to work closely with Jonathan as CBL moves forward into this exciting new chapter.”

Mr. Heller is a Partner who oversees the New York office at Canyon Partners and is a member of the firm’s Investment Committee. He is responsible for the firm’s investments in companies in a wide range of industries, including REITs, Retail, Financial Institutions, Technology and Consumer. He has significant experience in various asset classes including stressed and distressed corporate debt, real estate securities, equities, municipal fixed income and structured products.

About Canyon Partners LLC

Founded and partner owned since 1990, Canyon is a global alternative investment manager with eight offices worldwide. The firm employs a deep value, credit intensive approach with a focus on special situations and other complex investments. Canyon’s strategies encompass a broad range of asset classes, including specialty financings, distressed investments, corporate bonds, securitized assets, real estate, arbitrage, and value equities. For more information visit: www.canyonpartners.com

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market‑dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 105 properties totaling 63.9 million square feet across 24 states, including 63 high-quality enclosed, outlet and open-air retail centers and six properties managed for third parties. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K, and the “Management's Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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